EXHIBIT 23.1

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Plutonian Acquisition Corp II on the Amendment No.3 to Form S-1 of our report dated April 20, 2026, which includes an explanatory paragraph as to the Plutonian Acquisition Corp II’s ability to continue as a going concern, relating to the financial statements of Plutonian Acquisition Corp II as of February 28, 2026 and 2025 and for the year ended February 28, 2026 and for the period from November 1, 2024 through February 28, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

April 20, 2026